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                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, DC  20549

                                     FORM 12b-25

                                                 Commission File Number 0-17569
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                             NOTIFICATION OF LATE FILING

(Check One):

[X]  Form 10-KSB  [ ] Form 20-F  [ ]  Form 11-K  [ ] Form 10-Q  [ ]  Form N-SAR

For the Period Ended:  September 30, 1996
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[ ]  Transition Report on Form 10-K
[ ]  Transition Report on Form 20-F
[ ]  Transition Report on Form 11-K
[ ]  Transition Report on Form 10-Q
[ ]  Transition Report on From N-SAR
For the Transition Period Ended:
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                           PART I.  REGISTRANT INFORMATION

Full name of registrant:  FiberChem, Inc.
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Former name if applicable:
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                              1181 Grier Drive, Suite B
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Address of Principal executive office (Street and number)

                               Las Vegas, Nevada 89119
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                   (City, State and Zip Code)

                          PART II.  RULES 12b-25 (b) AND (c)

    If the subject report could not be filed without unreasonable effort or expense, and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)
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  [X]    (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

  [X]    (b)  The subject annual report on Form 10-KSB will be filed on or before the 15th calendar day following the prescribed due date;
              and

  [ ]    (c)  The accountant's statement or other exhibit required by Rule
              12b-25(c) has been attached if applicable.
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PART III.  NARRATIVE

    State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period:

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    The Registrant's accountants have not completed their audit for the
Registrant's fiscal year ended September 30, 1996 and have informed the Registrant that they will not conclude such audit prior to the prescribed due date for the Annual Report on Form 10-KSB.

PART IV.  OTHER INFORMATION

    (1) Name and telephone number of person to contact in regard to this notification

    Melvin W. Pelley                             (702) 361-9873
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        (Name)                              (Area code) (Telephone Number)

    (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                 [X] Yes   [ ] No

    (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                 [ ] Yes   [X] No

    If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                   FiberChem, Inc.
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                     (Name of registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  December 30, 1996                    By:  /s/ Melvin W. Pelley
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                                            Title: Chief Financial Officer
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         INSTRUCTION.  The form may be signed by an executive officer of the registrant or by any other duly authorized representative. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                      ATTENTION:

    Intentional misstatements or omissions of fact constitute Federal criminal violations (SEE 18 U.S.C. 1001).